Exhibit 10.3

General Counsel Agreement

1) Parties

This General Counsel Agreement ("Agreement") is entered into as of May 18, 2026 ("Effective Date") by and between:

- BioForce Nanosciences Holdings, Inc. (BFNH) ("Company"), and
- [Scott Mager] ("General Counsel or "GC").

---

2) Term

GC shall serve for a term of up to three (3) years from the Effective Date, unless terminated earlier under Section 12.

---

3) Relationship

3.1 **Intended Relationship.** The Parties intend the relationship to be as an independent contractor. Until the Company confirms classification in writing, GC's services are intended as contractual services rather than employment.

3.2 **No Employment Guarantee.** Nothing guarantees continued engagement, a minimum number of hours, or employment status.

3.3 **No Benefits.** No benefits are provided unless separately set forth in a written agreement.

---

4) Definitions

- **Personal Services Election**: GC's written election for a specific matter to personally provide substantive legal services.
- **Retainer Shares**: 1,000,000 shares described in Section 7.
- **Share Price**: $0.55 per share (used only for valuation/true-up calculations); closing price of the Company's shares on OTC Markets, May 18, 2026.
- **Hourly Credit Rate**: $1,200/hour, increased by 10% on each anniversary of the Effective Date. If legal
- **Quarter**: each calendar quarter.

---

5) Scope of Duties (Limited)

5.1 **Primary Duty - Secure Counsel.** GC's primary obligation is to secure proper legal counsel for the Company's legal needs and coordinate with such counsel as reasonably requested. The Company acknowledges that legal compliance depends upon actions taken by management, employees, auditors, consultants, and directors. Accordingly, Counsel does not warrant or guarantee legal compliance; regulatory compliance; SEC compliance; litigation outcomes; transaction outcomes or any other outcome. Unless expressly agreed in writing for a particular matter, Counsel shall have no responsibility to draft or prepare SEC filings; verify disclosures contained in SEC filings; certify compliance with securities laws; maintain disclosure controls or procedures; establish or monitor internal controls; serve as compliance officer; conduct internal investigations; monitor employee conduct; manage litigation; supervise outside counsel; attend board meetings; review all Company contracts; monitor legal deadlines; monitor regulatory developments; or otherwise advise on matters not expressly presented for review. Counsel's responsibilities are limited exclusively to the specific matters submitted for legal review. All business, financial, accounting, regulatory, governance, and disclosure decisions shall remain the exclusive responsibility of the Company's Board of Directors, officers, auditors, consultants, and management. Counsel shall be entitled to rely conclusively upon information, documents, representations, certifications, and communications provided by company management; Board members; employees; independent auditors; consultants; and third-party professionals. General Counsel shall have no obligation to independently investigate, audit, verify, or confirm the accuracy, completeness, or reliability of information supplied to him. Counsel shall have no continuing obligation to update prior legal advice due to changes in law; regulatory developments; new facts; or subsequent events. Any updated advice requires a separate request by the Company.

5.2 **Baseline General Counsel Services.** Notwithstanding anything to the contrary, GC will provide general counsel services consistent with the Company's needs, including (i) providing legal advice to the CEO and Board regarding corporate actions and legal risk; (ii) coordinating internally with outside counsel; (iii) assisting with legal strategy and document review as reasonably requested; and (iv) advising on matters properly submitted by the Company, provided that GC is not required to perform services beyond the specific matters requested in writing or otherwise reasonably communicated to GC.

5.2 **No Obligation to Personally Handle Matters.** GC has no obligation to personally provide legal services, manage litigation, review/manage contracts, or handle internal compliance unless GC makes a Personal Services Election for that matter and the Company acknowledges receipt. This specifically includes handling litigation for which he or his law firm has already made appearance, as ultimately approved by the CEO or Company.

5.3 **Optional Personal Services.** If GC makes a Personal Services Election, GC may personally perform substantive legal services for that matter and may request true-up credits under Section 9.

5.4 **GC Discretion.** GC may decline personal handling of any matter. Declining does not constitute a breach.

---

6) Expenses

GC shall not be required to advance expenses or incur costs for any reason.

---

7) Compensation - Nonrefundable Retainer Shares (Upfront)

7.1 **Issuance.** Subject to applicable law and corporate approvals, on or about the Effective Date, the Company shall issue to GC 1,000,000 shares of the Company's common stock, fully paid and non-assessable (the "Retainer Shares").

7.2 **Nonrefundable; Earned Upon Issuance.** The Retainer Shares:

- are fully earned upon issuance, and
- are nonrefundable.

The Retainer Shares are compensation for GC's services in his role as General Counsel (including availability and general counsel services) and are not contingent on completion of any minimum term, hours, or performance metrics.

7.3 **Legends / Compliance.** The Retainer Shares may bear restrictive legends and shall be issued and documented in compliance with applicable securities laws.

7.4 **Stock Type Confirmation.** The parties confirm the intended stock is common stock, fully paid and non-assessable. The Company will provide customary issuance documents (e.g., subscription/transfer documentation).

---

8) Hourly Credit for Personally Performed Services

8.1 **Personal Services Election Required.** GC's time is eligible for credit only for matters for which a Personal Services Election is made in writing.

8.2 **Qualifying Services.** Qualifying services are substantive legal services personally performed by GC, and also include substantive legal services personally performed by GC, including business advice and legal strategy provided by GC to the CEO and/or Board, to the extent such services are legal in nature and documented as required under this Agreement.

8.3 **Rate.** Credit is calculated at the Hourly Credit Rate.

---

9) True-Up (Quarterly) - Excess Above Baseline Paid in Cash or Shares

9.1 **Baseline Value (for valuation only).** For the true-up only, the Retainer Shares are valued at:

- Retainer Value = 1,000,000 × $0.55 = $550,000.00

9.2 **Measurement Method.** The Parties will calculate "Earned Value" for qualifying personal services on a quarterly basis. This may include work performed prior to the date of this Agreement that was directed by the CEO or majority shareholder to do in anticipation that it would be paid through shares of the Company.

- Earned Value (for a quarter) = qualifying hours × Hourly Credit Rate (for those hours).

9.3 **CEO/Company Acceptance; "Earned Before Three Years."** The true-up for a quarter may be determined and paid for during the three-year period if:

- GC submits supporting records in accordance with Section 9.5, and
- the Company (including the CEO or an authorized officer) does not dispute them within the dispute window in Section 9.6 or otherwise confirms acceptance in writing.

9.4 **No Baseline Offset.** The True-Up Amount shall be calculated without any offset, credit, reduction, or attribution based on the Retainer Shares, any "Baseline Value," or any agreed valuation associated with the Retainer Shares.

9.5 **Submission of Records.** Within 10 business days after each quarter end, GC shall submit reasonably detailed time records and/or personal legal billings for qualifying personal services performed during that quarter or as it relates to the first quarter, and any billings for work performed at any time prior.

9.6 **Company Dispute Window (Good Faith; Specific Reasons).**
The CEO has 10 business days after receipt to dispute in writing with specific, good-faith reasons (e.g., "not qualifying," "insufficient documentation," or "not actually performed" with enough detail to respond).

- If the CEO does not dispute within the window, the submitted records are deemed accepted for that quarter for purposes of Section 9.

9.7 **Payment Form (Company Choice).** Excess Amount shall be timely paid at the Company's discretion, either:

- Cash, or
- Additional shares of the Company's common stock valued at the five (5) day average closing price of the Company's shares, where:
    - Additional Shares = Excess Amount ÷ The average five (5) closing price of BFNH (rounded to the nearest whole share)
    - Any fractional amount may be paid in cash if the Company elects.

9.8 **Payment Timing.**

- 15 days after each quarter (standard), or
- at such later time(s) as GC requests in writing.

9.9 **No Requirement to Pay for Non-Qualifying Work.** If work is not qualifying under Section 8/9, it will not be included in Earned Value unless accepted under the deemed-acceptance mechanism contained in this Agreement.

9.10 **No Clawback.** Nothing in this Agreement shall permit the Company to forfeit, cancel, or require repayment of the Retainer Shares (or any portion thereof) as a means of reducing or recouping any True-Up Amount.

---

10) Indemnification by Company (Unlimited; With Procedure)

10.1 **Unlimited Indemnity.** To the fullest extent permitted by law, the Company shall indemnify and hold harmless GC from and against all losses, claims, damages, liabilities, penalties, fines, costs, and expenses (including reasonable attorneys' fees) arising out of or relating to GC's services under this Agreement, except to the extent arising from GC's Fraud. This includes but is not limited to any Claims; Investigations; Government inquiries; Administrative proceedings; civil actions; criminal and quasi-criminal proceedings of any kind; damages; judgments; settlements; costs; attorneys' fees; expenses; and any other related items. Indemnification shall apply regardless of whether Counsel remains engaged by the Company.

10.2 **Defense.** The Company will defer to GC's selection of counsel who will control the defense and settlement of any covered matter. Company shall pay such legal fees and costs as are requested by the GC's counsel, and this includes if multiple counsel need to be retained.

10.3 **Cooperation.** GC shall reasonably cooperate.

---

11) Limitation of Liability (GC Cap)

11.1 **Cap.** GC's aggregate liability under this Agreement shall not exceed $100,000.

11.2 **Consequential and Other Damages Disclaimer.** GC shall not be liable for indirect, consequential, special, exemplary, or punitive damages.

---

12) Termination

12.1 **Termination for Convenience.** Either Party may terminate for convenience upon 30 days' written **notice.**

12.2 **Termination for Cause.** Either Party may terminate immediately upon written notice if the other Party:

- materially breaches and fails to cure within 10 business days after notice, or
- commits Fraud.

12.3 **Effect of Termination.**

- GC will stop non-accepted personal services upon termination effective date.
- Any true-up for quarters where records were accepted/deemed accepted continues to be owed per Section 9.

---

13) Confidentiality

GC shall keep confidential all Company confidential information and use it only for performance under this Agreement.

---

14) Arbitration; Governing Law; Venue (Florida / Broward County)

14.1 **Arbitration.** Any dispute arising out of or relating to this Agreement shall be resolved by confidential binding arbitration in Broward County, Florida. Any filings and other communications should be confidentially made to the Arbitrator, copying other counsel where appropriate. While the Courts may be utilized to secure enforcement of the Arbitration, every attempt must be made by the parties to avoid disclosing the alleged wrongdoing in any filing with the Court. Whenever possible, documents that are filed in a Court should be filed under seal or confidentially with the judge or otherwise appropriately redacted unless the parties otherwise all agree in writing to another method.

14.2 **Rules Applied.** The arbitration shall apply Florida Rules of Civil Procedure to the extent practicable and consistent with arbitration, and the arbitrator shall apply them liberally.

14.3 **Governing Law.** Florida law governs.

14.4 **Enforcement; Injunctive Relief.** Judgment on the award may be entered in a Florida court. Either Party may seek injunctive relief to protect confidentiality/trade secrets or enforce arbitration.

---

15) Insurance. The Company shall include GC as an insured person under its Directors and Officers Liability Insurance coverage whenever available and such coverage shall be no less than $10,000,000 per occurrent, and the Company shall maintain such coverage during the term of this Agreement; and for at least six (6) years following termination.

---

16) Miscellaneous

16.1 **Company Independently Determines No Conflict.** The Company recognizes that the GC is also a Board member and Company has sought independent counsel and confirms that it believes there is no material conflict to the GC performing the duties requested by this Agreement. The Company has made its own determination as to all potential conflicts that could arise. The Company shall have the primary responsibility to raise any potential conflict and to direct GC on whether it would be appropriate for him to recuse himself from participating on a particular board decision or to provide a particular legal service. The existence of a conflict or perceived conflict or the choice of the GC to not participate in his capacity as a lawyer or as a board member shall not in any way constitute a breach on the part of the GC or be any basis to declare that he is failing to perform in any way as a board member.

16.2 **Amendments.** Must be in writing signed by both Parties.

16.3 **Notices.** Written notice by overnight courier or email with confirmation to addresses designated by the Parties.

16.4 **Severability.** Remaining provisions remain in effect if one is unenforceable.

16.5 **Assignment.** Neither Party may assign without the other's consent, except to a successor by merger or sale of substantially all assets.

16.6 **Entire Agreement.** This Agreement is the entire agreement between the Parties.

---

17) Signatures

BioForce Nanosciences Holdings, Inc.
By: ___/s/ Richard Kaiser
Name/Title: **Richard Kaiser, CFO/Director**
Date: May 19, 2026 (*Per Board Resolution Passed)

General Counsel
By: /s/ Scott Mager
Name: Scott Mager
Date: May 18, 2026